Exhibt 10.11

RESEARCH, DEVELOPMENT AND SUPPLY AGREEMENT

between

EPIR TECHNOLOGIES, INC.

and

SUN ENERGY SOLAR, INC.

Effective Date:  November 1, 2007

TABLE OF CONTENTS
Page (s)

ARTICLE 1.DEFINITIONS	2

ARTICLE 2.SCOPE OF AGREEMENT	3

ARTICLE 3.TERM AND TERMINATION	3

3.1.Term.	3

3.2.Voluntary Termination	3

3.3.Termination for Cause	3

3.4.Termination for Force Majeure	4

3.5.Effects of Termination	4

3.6.Survival	4

ARTICLE 4.LEGAL POSITION OF THE PARTIES	4

4.1.Public Announcements	4

4.2.Independent Contractors	5

4.3.No Affirmative Obligation	5

ARTICLE 5.OBLIGATIONS OF EPIR	5

5.1.Development.	5

5.2.Marketing Support	6

5.3.Technical Support	6

ARTICLE 6.OBLIGATIONS OF SESI	7

6.1.Scheduled Payments	7

6.2.Marketing And Technical Support	7

6.3.Promotion	8

ARTICLE 7.PURCHASE AND SUPPLY OF PRODUCT.	8

7.1.Grant Of Exclusivity, Obligation To Supply Energy Products	8

7.2.Obligation to Supply.	9

7.3.Inspection And Certification	9

7.4.Packaging	9

ARTICLE 8.FORECASTS, ORDERS, AND CAPACITY	9

8.1.Forecasts, Order Limits And Capacity.	9

8.2.Purchase Orders.	10

ARTICLE 9.PRICE	11

9.1.Purchase Price Of The Energy Products.	11

ARTICLE 10.SHIPMENT AND INVOICING	11

10.1.Delivery Terms And Partial Shipments.	11

10.2.Exporter Of Record.	12

10.3.Export Costs And Documents.	12

10.4.Foreign Corrupt Practices Act.	12

10.5.Energy Product and Services Payment Terms.	12

10.6.Default In Payment Obligations.	13

ARTICLE 11.ACCEPTANCE OF ENERGY PRODUCT	13

11.1.Energy Product Conformity.	13

11.2.Remedies For Non Conforming Energy Product.	14

ARTICLE 12. PRODUCTION OF Energy Products	14

12.1.Production.	14

12.2.Testing.	14

12.3.Permits And Licenses.	15

12.4.Regulatory Requirements.	15

12.5.Changes In Manufacturing.	15

ARTICLE 13.TRADEMARKS	16

ARTICLE 14.REPRESENTATIONS AND WARRANTIES	16

14.1.Mutual Representations.	16

14.2.EPIR Warranties.	16

14.3.Disclaimer Of Warranties.	16

14.4.SESI Warranties.	17

14.5.Disclaimer Of Warranties.	17

ARTICLE 15.LIMITATION OF LIABILITY, WAIVER OF SUBROGATION	17

15.1.Limitation Of Liability.	17

15.2.Waiver Of Subrogation.	17

ARTICLE 16.INDEMNIFICATION	18

16.1.SESI Indemnification.	18

16.2.EPIR Indemnification.	18

16.3.Indemnitee Obligations.	18

ARTICLE 17.INSURANCE	19

17.1.SESI Insurance.	19

17.2.EPIR Insurance.	19

ARTICLE 18.INTELLECTUAL PROPERTY	19

18.1.Definition Of Intellectual Property.	19

18.2.Existing Intellectual Property.	19

18.3.Joint Patent Rights Developed During The Term.	20

18.4.Prosecution Of Joint Patent Rights.	20

18.5.Licenses And Transfers Of Joint Patent Rights.	20

18.6.Enforcement Of Joint Patent Rights.	21

18.7.Disclaimer.	22

18.8.Confidentiality.	22

ARTICLE 19.NONDISCLOSURE AND PUBLICITY	22

19.1.Confidentiality.	22

19.2.Third Party Disclosure.	23

19.3.Litigation And Governmental Disclosure.	24

19.4.Limitation Of Disclosure.	24

19.5.Publicity and SEC Filings.	24

ARTICLE 20.FORCE MAJEURE	24

ARTICLE 21. MISCELLANEOUS	25

21.1.Entire Agreement	25

21.2.No Waiver	25

21.3.Assignment	25

21.4.Governing Law	25

21.5.Headings	25

21.6.Counterparts	25

21.7.Remedies	25

21.8.Notices	26

RESEARCH, DEVELOPMENT AND SUPPLY AGREEMENT

THIS AGREEMENT (HEREINAFTER REFERRED TO AS THE “AGREEMENT”) IS DATED AS OF THIS 1st DAY OF NOVEMBER, 2007 (THE “EFFECTIVE DATE”), AND IS ENTERED INTO BY AND BETWEEN:

EPIR Technologies, Inc., a corporation incorporated under the laws of the state of Illinois and having its main place of business at:

590 Territorial Drive
Unit B
Bolingbrook, IL 60440

represented by:

Sivalingam Sivananthan, President

(hereafter referred to as “EPIR”), as the first party,

AND

Sun Energy Solar, Inc., a company incorporated under the laws of the state of Delaware and having its main place of business at:

6408 Parkland Drive
Suite 104
Sarasota, Florida 34243

represented by:

Carl Smith, Chief Executive Officer

(hereafter referred to as “SESI”), as the second party,

Jointly referred to hereafter as the “Parties” and referred to severally as a “Party”.

PREAMBLE

Whereas, EPIR will develop New Technologies and Energy Products (as those terms are defined herein) that are, or will be, identified and defined by a Technology Development Board (“TDB”) which will be constituted by the Parties as set forth in Exhibit A of this Agreement;

Whereas, subject to the terms and conditions herein, EPIR will develop the necessary manufacturing processes for the Energy Products;

Whereas, SESI is developing products that will require the use of Energy Products as critical elements thereof and is also developing distribution channels to sell Energy Products and SESI Products incorporating Energy Products (as those terms are defined herein);

Whereas, SESI will provide Scheduled Payments to EPIR that shall be specifically allocated by EPIR to the research, development and creation of mass manufacturing for the New Technologies and Energy Products; and

Whereas, the Parties intend to collaborate for their mutual benefit and in the interest of the market to promote and sell compatible and innovative products and solutions to their customers.

NOW THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1.	DEFINITIONS

As used herein the following terms, as including initial capital letters, shall have the following meanings:

1.1.	“EPIR” shall mean EPIR Technologies, Inc., an Illinois corporation.

1.2.
“Energy Products” shall mean the products that are defined by the TDB, funded by SESI and developed by EPIR under this Agreement, including but not limited to one or more versions of photovoltaic solar cells meeting the Product Specifications.

1.3.	“Firm Purchase Order” is defined in Section 8.1.6.

1.4.	“Forecast” is defined in Section 8.1.1.

1.5.	“Minimum Purchase Commitment” is defined in Exhibit C.

1.6.
“New Technology”, or “New Technologies” when referring to the plural, shall mean any and all improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, conceived of, created or reduced to practice during the course of performing this Agreement, whether or not patentable or copyrightable.

1.7.	“Product Price Listing” shall mean a price listing for a Product or Energy Product in a form substantially as set forth in Exhibit E hereof.

1.8.
“Product Specifications” shall mean, for each Energy Product, characteristics of such Energy Product as are agreed to by the TDB.  Such characteristics shall include, without limitation, the part number, dimensions and minimum performance criteria, in a level of detail at least sufficient to aid in the marketing, use and sale of the Energy Product or the SESI Product into which the Energy Product is incorporated.  The performance criteria may include, but not be limited to, solar to electrical energy conversion rates, operating temperature ranges, necessary operating environment parameters, resistance to the elements, energy storage capacities, impedance measurements, interface with any power or control sources and/or rated voltage and current outputs.

1.9.	“RMA” is defined in Exhibit G.

1.10.	“Scheduled Payments” shall mean the payments listed in Exhibit A-1.

1.11.	“SESI” shall mean Sun Energy Solar, Inc., a Delaware corporation.

1.12.	“SESI Products” shall mean products manufactured by SESI or on SESI’s behalf, which incorporate one or more Energy Products.

1.13.	“TDB” shall mean the Technology Development Board, the constitution, duties and other pertinent aspects of which are set forth in Exhibit A hereof.

ARTICLE 2.	SCOPE OF AGREEMENT

The scope of this Agreement is to: (i) establish the general, technical and business rules of the relationship between the Parties; (ii) define the strategic intent and purposes of the Agreement; and (iii) set forth the respective obligations of the Parties under this Agreement.  Each Schedule and/or Exhibit to this Agreement contains important representations and obligations of the Parties and forms an integral part of this Agreement.  Any and all Schedules and/or Exhibits to this Agreement are incorporated into this Agreement by this reference.

ARTICLE 3.	TERM AND TERMINATION

3.1.
Term.  This Agreement is effective on the Effective Date and shall expire on the 31st day of October, 2017 (“Initial Term”), unless terminated earlier according to the provisions of this Article.  Upon the expiration of the Initial Term, this Agreement shall automatically renew for subsequent one (1) year periods (each a “Renewal Term”) unless terminated, in writing, by a duly authorized representative of Each Party, at least one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term.  The Initial Term, together with the Renewal Terms (if any), are referred to in this Agreement as the “Term”.

3.2.	Voluntary Termination. Either Party may terminate this Agreement with one year’s advance written notice to the other Party.

3.3.
Termination for Cause.  Either Party may terminate this Agreement for cause if the other Party fails to cure its material breach of the Agreement.  To terminate under this section, the nonbreaching party shall give notice to the breaching party of the breach, in such detail that the breaching party will be able to identify the nature of the breach.  Except with respect to a failure to make a payment required under this Agreement, the breaching party will then have three months from the date of such notice to cure the breach to the nonbreaching party’s reasonable satisfaction.  If the breach is a failure to make a payment required under this Agreement, the breaching party will have five (5) business days from the date of receipt of such notice to make payment of the full amount due.  If the breaching party fails to cure the breach to the nonbreaching party’s reasonable satisfaction within the applicable cure period, the nonbreaching party may terminate the agreement immediately upon further notice to the breaching party.  The failure of SESI to make any Scheduled Payment, to pay for Energy Products ordered by SESI, or to make any other payment required under this Agreement, shall be deemed to be a material breach of this Agreement.

3.4.
Termination for Force Majeure.  Upon the occurrence of any of the events listed in Article 20, such that a period of nonperformance of the nonterminating party for reasons of Force Majeure exceeds ninety (90) calendar days, either party may immediately terminate this Agreement upon written notice to the nonterminating party.

3.5.
Effects of Termination.  Scheduled Payments which were due to be paid to EPIR prior to the effective date of termination shall continue to be due to EPIR, and SESI shall have no obligation to pay Scheduled Payments which would have fallen due after the effective date of termination.  Except in the event of EPIR’s termination for SESI’s material breach, EPIR shall process in the ordinary course of business all Firm Purchase Orders confirmed by EPIR prior to receipt of the written notice of termination, and EPIR shall have no further obligation to supply Energy Products to SESI.  Termination of this Agreement shall not excuse SESI from making payment of any amount owed to EPIR, including payments for Energy Products shipped by EPIR prior to the effective date of termination.

3.6.
Survival.  Upon termination or expiration of this Agreement, all rights and obligations of the Parties which, by their nature, must survive the expiration or termination of this Agreement to give effect to their intent shall so survive, including without limitation, the provisions of:

Article 3, Section 3.6, effects of termination;
Article 3, Section 3.7, survival;
Article 16, relating to indemnification;
Article 18, relating to intellectual property; and
Article 19, relating to the Confidential Information of either party.

ARTICLE 4.	LEGAL POSITION OF THE PARTIES

4.1.
Public Announcements.  Upon execution of the Agreement by both Parties, SESI will be authorized to make public announcements about the relationship and the activities of the Parties under this Agreement.  Any and all public announcements made by SESI will be reviewed and approved by EPIR prior to their release.  The initial public announcement by SESI will include the following statements:

“Sun Energy Solar, Inc. has formed an alliance with EPIR Technologies, Inc.  The Parties are working together to develop enhanced photovoltaic (PV) solar cells, materials research for advanced excapsulates, interconnects associated with PV solar cells, and cost effective manufacturing of PV materials that can be seamlessly integrated into higher efficiency renewable solar systems.  Using novel technologies in the field of fabrication of semiconductor epitaxial layers onto custom composite substrates and deposition processes, the Parties aim to have the state-of-the-art renewable energy products available for mass distribution within 12-24 months.”

Upon execution of the Agreement by both Parties, EPIR will be authorized to publicly announce the relationship and the activities of the Parties under this Agreement.  Any and all public announcements made by EPIR will be reviewed and approved by SESI prior to their release.  The initial public announcement by EPIR will include the following statements:

“EPIR Technologies, Inc. has formed an alliance with Sun Energy Solar, Inc. to develop and distribute products using novel technologies in the field of fabrication of semiconductor epitaxial layers onto custom composite substrates and deposition processes for enhanced photovoltaic (PV) solar cells, materials research for advanced encapsulates and interconnects associated with PV solar cells and cost effective manufacturing of PV solar cells that can be seamlessly integrated into higher efficiency solar systems.  Using novel technologies in the field of fabrication of semiconductor epitaxial layers onto custom composite substrates and deposition processes, the Parties aim to have the state-of-the-art renewable energy products available for mass distribution within 12-24 months.”

4.2.
Independent Contractors.  In performing their duties under this Agreement, the relationship between SESI and EPIR shall be that of independent contractors. The Parties to this Agreement shall not be considered partners, joint venturers, agents or legal representatives of each other for any purpose, nor shall either Party accept contractual or other legal commitments (for or on behalf of the other Party) with regard to third parties.

4.3.
No Affirmative Obligation.  Nothing in this Agreement shall be construed as creating any obligation on the part of either Party to enter into any business relationship with any party other than the Parties specifically identified herein.

ARTICLE 5.	OBLIGATIONS OF EPIR

Subject to the terms and conditions of this Agreement, EPIR will: (i) use commercially reasonable efforts to develop Energy Products using New Technologies that will be identified and defined by the TDB, using the procedure set forth in Exhibit B hereof; (ii) use commercially reasonable efforts to supply Energy Products using New Technologies in quantities that are consistent with SESI’s forecasted demand under this Agreement; (iii) support SESI’s efforts in the marketing and promotion of the SESI Products; (iv) refer any and all inquires for purchase of the Energy Products or SESI Products received from third parties to SESI; and (v) inform SESI of any inquiries received by EPIR from third parties who or are interested in engaging EPIR to develop photovoltaic solar cells and related technologies.

5.1.	Development.

5.1.1.
EPIR will use commercially reasonable efforts to develop Energy Products using the New Technologies that are identified and approved by the TDB under the terms and conditions of this Agreement.  The TDB must develop Product Specifications for an Energy Product prior to EPIR being obligated to supply such Energy Product.

5.1.2.
Notwithstanding anything to the contrary in this Agreement, EPIR shall not be required to undertake any research or development work under this Agreement that would not be fully funded by Scheduled Payment received by EPIR prior to the commencement of such work.

5.2.
Marketing Support.  Upon execution of this Agreement, EPIR shall appoint a marketing contact (“EPIR’s Marketing Contact”), who is named in Exhibit A-2 (“Company Contacts”) (which is attached hereto and forms an integral part of this Agreement), to support the relationship of the Parties established in this Agreement.

5.2.1.
The TDB shall determine a fair and reasonable quantity of samples to be provided by EPIR to SESI for sales and marketing purposes.  The TDB shall define the terms and conditions for the provision of such samples, including the cost obligations of the parties in connection with the samples.

5.2.2.	EPIR shall provideSESI with the user and maintenance documentation for the Energy Products within thirty (30) days of any written request by SESI to obtain such documentation.

5.2.3.
Through the TDB, EPIR shall keep SESI informed of any modifications and/or upgrades of the Energy Products which may be required after EPIR has provided either documentation or a prototype to SESI, as per Section 5.1.1 and 5.1.2 above.

5.2.4.	EPIR will invite SESI representatives to attend any events that showcase the Energy Products.

5.2.5.
EPIR shall allow SESI, upon written request by SESI, to develop collateral materials that include technical photographs and/or video footage of the EPIR facility.  EPIR shall have the sole right to approve or disapprove any and all collateral materials, such approval not to be unreasonably withheld.  SESI hereby grants and agrees to grant EPIR a perpetual, non-exclusive, irrevocable, royalty-free license to reproduce, distribute, make derivative works of, display and otherwise use any collateral materials developed by SESI relating to the Energy Products or New Technologies.

5.3.	Technical Support. Upon execution of this Agreement, EPIR shall appoint a technical contact (“EPIR’s Technical Contact”) who is named in Exhibit A-2 to support this Agreement.

5.3.1.
Upon SESI’s reasonable request, EPIR shall provide technical assistance to SESI to support the integration of the Energy Products into SESI Products, packages, systems and solutions and the migration to the next generations of SESI Products.  EPIR shall provide technical assistance to SESI at no additional cost for each Energy Product developed.

5.3.2.	EPIR shall, upon SESI’s reasonable request, provide SESI with training sessions that may be required to familiarize SESI with the Energy Products.

ARTICLE 6.	OBLIGATIONS OF SESI

SESI shall support EPIR’s efforts by: (i) providing the Scheduled Payments that are set forth within Exhibit A-1 hereto; (ii) develop distribution channels for the SESI Products; (iii) integrate, promote, market and sell the Energy Products and the SESI Products; and (iv) inform EPIR of any inquiries received by SESI from third parties who or are interested in engaging the Parties in connection with the development or use of photovoltaic solar cells and related technologies.

6.1.
Scheduled Payments.  SESI shall pay EPIR the Scheduled Payments set forth in Exhibit A-1 within three (3) days of the dates set forth on Exhibit A-1 without deduction or setoff.  All such payments are non-refundable.  Any payment due under this Section 6.1 not received by the dates set forth in Exhibit A-1 shall bear interest at the lesser of (a) the maximum rate permitted by law, (b) Prime, as reported in the Wall Street Journal as of the date of the nonpayment, plus 2%, or (3) 1.5% per month on the outstanding balance compounded monthly.  Without limiting any other remedy available to EPIR under this Agreement or otherwise, EPIR shall have the right to halt research and development work during any period in which SESI has any Scheduled Payments outstanding and past due.

If the Agreement is extended past the Initial Term in accordance with Article 3 (Term and Termination), SESI shall continue to make bi-annual Scheduled Payments as set forth in Exhibit A-1.  The amount of such payments shall be set at the same level as the last Scheduled Payment listed in Exhibit A-1, unless otherwise agreed to in writing by the Parties.

6.2.
Marketing And Technical Support.  SESI shall appoint a marketing contact (“SESI’s Marketing Contact”) and a technical contact (“SESI’s Technical Contact”) to support the relationship established in this Agreement.

6.2.1.
SESI shall use commercially reasonable efforts to effectively promote and market the Energy Products and the SESI Products.  SESI shall attain the annual sales goals developed by the TDB for each Energy Product and SESI Product.

6.2.2.
Upon EPIR’s reasonable request, SESI shall provide technical support to EPIR with respect to the development of the Energy Products.  Said technical support shall be limited to the dimensions, features and aesthetic conditions that may be required to sell the SESI Products and the Energy Products.

6.2.3.	Through the TDB, SESI shall keep EPIR properly informed of any modifications and/or upgrades to Energy Products that may be necessary to satisfy a large customer’s purchase requirements.

6.2.4.
SESI shall train its sales force and distribution channels on the Energy Products using training materials that are mutually agreeable to the Parties.  All costs and expenses arising from SESI’s employees’ participation in such trainings shall be paid by SESI.

6.2.5.
SESI shall conduct, and shall cause its employees to conduct, its marketing obligations in a manner that will reflect favorably on the Energy Products and on the goodwill and reputation of SESI and EPIR.  SESI shall take all action necessary to prevent and avoid deceptive, misleading or unethical practices.

6.2.6.	SESI shall provide any required maintenance of an Energy Product after the expiration of the EPIR warranty set forth in Exhibit G.

6.2.7.	SESI shall be responsible for the integration of the Energy Products into SESI Products.

6.3.	Promotion. SESI shall promote the Energy Products and the SESI Products. Following are channels that SESI shall utilize to promote the Energy Products and the SESI Products:

Newspapers (articles & paid advertisements)
Magazines (trade & other)
Video News Releases
Trade associations
Trade shows and exhibitions
SESI’s Web site
SESI’s show rooms
SESI press releases
Other mutually approved medias

Nothing in this Agreement shall in any way limit EPIR’s right, in its sole discretion, to also market and promote the New Technologies and Energy Products, subject to the exclusivity grant in Section 7.1 below.

ARTICLE 7.	PURCHASE AND SUPPLY OF PRODUCT

7.1.
Grant Of Exclusivity, Obligation To Supply Energy Products.  Subject to the terms and conditions of this Agreement, during the Term SESI agrees to purchase its photovoltaic solar cells exclusively from EPIR, unless the TDB determines that photovoltaic solar cells are not compatible with a particular SESI product offering.  EPIR agrees to supply photovoltaic solar cells exclusively to SESI.  Notwithstanding the foregoing, if SESI fails to meet any annual sales goals established by the TDB, then, upon thirty (30) days’ written notice to SESI, EPIR shall be relieved of its exclusive supply obligation.

7.2.
Obligation to Supply.  Subject to the terms and conditions of this Agreement, EPIR shall supply SESI with Energy Products ordered by it in accordance with this Agreement; provided, however, that EPIR’s obligation to supply Energy Products to SESI shall take effect only after (i) the Parties have agreed upon SESI’s funding for establishing EPIR’s manufacturing facilities, and (ii) the Parties establish SESI’s Minimum Purchase Commitment, as described in Exhibit C.  Once these conditions have been met, EPIR shall use commercially reasonable efforts to deliver the quantities of Energy Products set forth in SESI’s Forecast, subject to the terms and conditions of this Agreement.

7.3.	Inspection And Certification. SESI shall be responsible for the inspection and certification of any and all Energy Products received from EPIR.

7.3.1.
SESI shall inspect each shipment of Energy Products from EPIR in order to confirm that the quantities and types of Energy Products received by SESI correspond exactly with the quantities and types of Energy Products that were ordered.

7.3.2.	SESI shall certify each shipment of Energy Products from EPIR in order to confirm that the Energy Products are free from defects in material and workmanship upon delivery.

7.3.3.
SESI shall notify EPIR, in writing, within ten (10) business days from the date of receipt of Energy Products by SESI if there is any discrepancy between the type and quantities of Energy Products ordered versus the types and quantities of Energy Products delivered.

7.3.4.
SESI shall notify EPIR, in writing, within thirty (30) business days from the date of receipt of Energy Products by SESI if there is a material defect in material and/or workmanship of any Energy Product delivered such that the Energy Product does not comply with the EPIR warranty set forth in Exhibit G.

7.4.	Packaging. EPIR shall ship Energy Products to SESI in packaging that will adequately protect the Energy Products from damage that may be caused during normal transit.

ARTICLE 8.	FORECASTS, ORDERS, AND CAPACITY

8.1.	Forecasts, Order Limits And Capacity.

8.1.1.
No later than the first day of each calendar month during the Term, SESI shall provide a good faith written rolling forecast by month to EPIR (“Forecast”).  Said Forecast shall outline the quantities and types of Energy Products that SESI expects to purchase in each month during the subsequent 12-month period.  The quantities of Energy Products for the first six calendar months of each Forecast will be firm.  The quantities of Energy Products for the remaining six months in each Forecast will be non-binding good faith estimates for planning purposes only.

8.1.2.
In the event that SESI recognizes that the non-binding portion of a Forecast that has been submitted is substantially inaccurate, SESI shall submit a revised Forecast as quickly as possible.  EPIR shall not be obligated to supply Energy Products in excess of the quantity contained in the then-current binding Forecast.

8.1.3.
Subject to the terms and conditions of this Agreement, EPIR shall use commercially reasonable efforts to fulfill a Firm Purchase Order within ten (10) days of the delivery date set forth in the Firm Purchase Order.

8.1.4.
Notwithstanding anything to the contrary in this Agreement, EPIR agrees to use commercially reasonable efforts to increase the production of Energy Products if it becomes apparent based on SESI’s Forecasts  that SESI’s demand for the Energy Products will exceed EPIR’s capacity to produce the Energy Products.  The parties understand and agree that EPIR’s efforts to increase such production may be constrained by the Parties’ ability to attract additional sources of funding apart from the Scheduled Payments listed in Exhibit A-1.

8.1.5.
SESI shall notify EPIR in writing at least ninety (90) days in advance of any significant increases in demand that SESI anticipates and shall amend its Forecast to reflect such anticipated change.  SESI expects that demand for the Products shall increase steadily over the Term as certain regulatory approvals to sell the Products are obtained, and as the distribution channels evolve and mature.

8.2.	Purchase Orders.

8.2.1.
SESI shall order Energy Products by submitting purchase orders to EPIR specifying the quantity and type of Energy Products ordered and the requested delivery date, which date must be at least sixty (60) days after the date of the Purchase Order (each, a “Purchase Order”).  SESI must submit Purchase Orders for delivery in each calendar month for at least that number of Energy Products that are forecasted for delivery in the binding portion of the Forecast for such month.  The Purchase Orders shall be signed or otherwise authorized by an authorized representative of SESI.  Within ten (10) business days after the receipt of a Purchase Order, EPIR shall provide a confirmation of receipt of such Purchase Order setting forth the delivery date that EPIR will meet, which date may not be more than thirty (30) days after the requested delivery date set forth in SESI’s Purchase Order.  EPIR may accept a portion of a Purchase Order to the extent the quantity of Energy Products ordered exceeds the amount Forecast for delivery in the applicable month.  Upon SESI’s receipt of the confirmation, such Purchase Order shall become a “Firm Purchase Order.”  No Purchase Order shall be binding on EPIR until it becomes a Firm Purchase Order.

8.2.2.
SESI may modify or cancel a Firm Purchase Order only after obtaining EPIR’s written consent to such cancellation.  In the event that SESI modifies or cancels a Firm Purchase Order without EPIR’s written consent, EPIR shall be entitled to charge SESI the following amounts for ordered and canceled Energy Products: (i) the established price of the finished Energy Products (which shall be delivered to SESI), and (ii) a fee equal to that portion of EPIR’s cost for manufacturing the partially manufactured Energy Products (which shall be delivered to SESI if SESI requests) which had been actually sustained by EPIR as of the date EPIR is notified of the modification or cancellation plus 10% (together, the“Cancellation Fee”).  To the extent of any conflict between statements made in the Purchase Orders submitted by SESI and this Agreement, this Agreement shall control.

ARTICLE 9.	PRICE

9.1.	Purchase Price Of The Products.

9.1.1.	The price to be paid by SESI to EPIR for any and all Energy Products shall be determined in accordance with Exhibit D hereto.

9.1.2.	[Reserved.]

9.1.3.
Within sixty (60) days from the date that a Energy Product is available to sell, EPIR shall provide SESI with a Product Price Listing in a form set forth in Exhibit E hereto.  The Product Price Listing will include pertinent Energy Product information including, but not limited to the following: part number, dimensions, and basic performance data.  EPIR shall provide an updated Product Price Listing to SESI within thirty (30) days from the date that any new pricing becomes available.

9.1.4.	At SESI’s reasonable request, EPIR shall provide any and all data necessary to audit the pricing of Energy Products.

ARTICLE 10.	SHIPMENT AND INVOICING

10.1.
Delivery Terms And Partial Shipments.  EPIR shall ship Energy Products to SESI via UPS Ground at SESI’s expense.  SESI shall provide EPIR with its UPS account information whereby all shipments from EPIR to SESI shall be billed.  The Products shall be delivered to SESI’s Sarasota, Florida location or to the location designated by SESI in the corresponding Purchase Order.  Energy Products shall remain the responsibility of EPIR until they are picked up by UPS, and title to and risk of loss for the Energy Products shall pass to SESI upon EPIR’s delivery to UPS.  EPIR shall ensure that the proper amount of insurance covering damage or loss to the Products during shipping is assessed to each shipment, and insurance charges shall be paid by SESI.

If, in the Purchase Order confirmation, EPIR indicates expected dates for shipment that would result in partial shipments, SESI may request, within five (5) days of SESI’s receipt of EPIR’s notice of partial shipments that EPIR hold delivery until shipment is complete.  If no such request is received, EPIR may ship in accordance with the Purchase Order confirmation and SESI will be deemed to have agreed to accept the partial shipments.

10.2.
Exporter Of Record.  SESI shall be the exporter of record for any Energy Product shipped out of the United States, as SESI remains the owner of such Energy Product. SESI warrants that all shipments of any Energy Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation.

10.3.
Export Costs And Documents.  SESI shall be responsible for any costs applicable to the exportation of Energy Product from the United States.  SESI shall select and pay the freight forwarder who shall solely be SESI’s agent. SESI and its freight forwarder shall be responsible for preparing and filing documents such as the Shipper’s Export Declaration and any other applications required for the export. EPIR shall cooperate with SESI by providing reasonable assistance in preparing and filing any necessary documents to support SESI’s import and export applications.

10.4.
Foreign Corrupt Practices Act.  SESI acknowledges it is not the agent of EPIR and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale, if any, of the Energy Products or the sale of the SESI Products.

10.5.
Energy ProductEnergy Product and Services Payment Terms.  EPIR shall invoice SESI for each Energy Product that is purchased and delivered under this Agreement.  The stated due date of each such invoice shall be within thirty (30) days following the date of SESI’s receipt of the invoiced Energy Product.  EPIR shall also invoice SESI for any additional amounts owed, including but not limited to, amounts owed for private labeling, customization of product, facility expenses, labor expenses, and any other EPIR service expenses (if any) on a monthly basis, in arrears, which invoices shall set forth in reasonably specific detail the description of the costs therefor. SESI shall pay all amounts invoiced on or before the stated due date of the applicable invoice, provided that on the date of such invoice EPIR shall have (a) sent by facsimile such invoice to SESI to such facsimile number as most recently requested in writing by SESI for such purpose, and (b) deposited the original of such invoice in the United States mail, first class postage prepaid and addressed to SESI at such address as most recently requested in writing by SESI for such purpose.  Payments shall be made in U.S. dollars by check delivered to EPIR, or by wire transfer. Each invoice shall be payable by SESI in accordance with the terms noted above.

Any payment due under this Section 10.5 not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, or (b) 1.5% per month on the outstanding balance compounded monthly.

10.6.
Default In Payment Obligations.  In addition to all other remedies available to EPIR in the event of a SESI default, if SESI fails to make payments as required of amounts due under this Agreement (other than amounts contested by SESI in good faith), EPIR may suspend Energy Product shipments to SESI until the amount due (other than amounts contested by SESI in good faith) is paid in full, revoke the foregoing terms of payment, place the SESI account on a letter of credit basis, and/or require prepayment for any and all future shipments of Product until the balance of any and all unpaid invoices (other than amounts contested by SESI in good faith) is paid in full.  Failure by SESI to make payment for amounts due shall be cause for termination of the Agreement pursuant to Section 3.4, and repeated failures to make payment for invoiced amounts when due shall be a material breach of this Agreement by SESI.

ARTICLE 11.	ACCEPTANCE OF ENERGY PRODUCT

11.1.
Energy Product Conformity.  Within thirty (30) days following the date of SESI’s receipt of a Energy Product, SESI shall have the right to determine whether the Energy Product conforms to the Product Specifications established by the TDB for such Energy Product.  EPIR and SESI shall comply with the quality control procedures set forth in Exhibit F hereto.  Notwithstanding the foregoing, if SESI has conducted a mutually agreed upon standard testing procedure on three (3) separate units of the Energy Product in question, and if all three of the tested units of the Energy Product fail to meet the Product Specifications, then SESI may in good faith request in writing, within the time period specified in Section 7.2.4, an additional time to perform additional testing.  Upon such request, such period shall be extended for fourteen (14) days so that SESI may perform such additional testing.

11.1.1.
If SESI fails to notify EPIR within thirty days, as extended by the fourteen-day period for additional testing (if so indicated) by Section 11.1 above, that any Product or Energy Product does not conform to its Product Specifications, then SESI shall be deemed to have accepted such Energy Product and waived its right to revoke acceptance.

11.1.2.
If SESI believes any Energy Product does not conform to its Product Specifications, it shall give written notice to EPIR specifying the manner in which such Product or Energy Product fails to meet the Product Specifications.   If EPIR agrees with SESI’s assessment, EPIR shall repair, replace or refund the defective Energy Product according to it obligations under the Energy Product warranty.

11.1.3.
If the Parties dispute whether any Product is conforming or non-conforming, the disputed Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the Parties. The non-prevailing party shall bear the costs of such laboratory or consultant.

11.2.	Remedies For Non Conforming Energy Product.

11.2.1.
In the event EPIR agrees or a mutually acceptable laboratory or consultant selected pursuant to Section 11.1.3 finds that any Energy Product is non-conforming or the laboratory determines that the shipment of Energy Product is non-conforming, EPIR shall repair, replace or refund such non-conforming Energy Product according to its obligations under the Energy Product warranty.

11.2.2.	In the event the laboratory determines that the Energy Product is conforming, then SESI shall immediately remit full payment for any and all unpaid balances for such Energy Product to EPIR.

11.2.3.
If EPIR agrees or a mutually acceptable laboratory or consultant selected pursuant to Section 11.1.3 finds the Product or Energy Product is non-conforming as a result of being damaged during shipping, then EPIR, upon SESI’s reasonable request, shall cooperate with SESI in its claim to receive compensation for the damaged non-conforming Energy Product from the shipping company.  SESI bears the risk of loss arising from events occurring after EPIR has delivered the Energy Products to the common carrier at EPIR’s plant.

ARTICLE 12.	PRODUCTION OF ENERGY PRODUCTS

12.1.
Production.  EPIR shall produce, or shall cause the production of, Energy Products in accordance with the Product Specifications therefor as established and defined by the TDB.  Subject to compliance with reasonable rules and regulations of EPIR relating to confidentiality, safety and security, SESI shall, upon ten (10) days’ advance written notice, have the right to tour the facilities directly affecting the production of the Energy Products in accordance with the production facility’s standard visitation policy.  All information provided to SESI during such inspection shall be EPIR’s Confidential Information for the purposes of this Agreement.

12.2.
Testing.  In accordance with the Product Specifications and quality standards established by the TDB, and in accordance with the quality assurance and control procedures set forth in Exhibit F hereto, EPIR shall test the Energy Products on a regular basis.

12.3.	Permits And Licenses.

12.3.1.	SESI shall have sole responsibility, at its expense, for obtaining all permits and licenses necessary or required for the sale, resale, marketing and commercialization of any SESI Products.

12.3.2.	EPIR shall have sole responsibility to obtain and maintain all permits and licenses required for it to carry out its research, development, quality control and production obligations hereunder.

12.3.3.
Each party, at the other party’s request, shall provide any information that may be required in the preparation and filing of any necessary documents to support the requesting party’s applications for permits and licenses.

12.4.
Regulatory Requirements.  Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the production of a Energy Product under this Agreement and which are required by any applicable regulatory authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Notwithstanding anything to the contrary in this Agreement, EPIR shall be responsible for its compliance with all regulatory requirements of the United States and any foreign countries that are applicable to EPIR’s facilities and activities in production.

12.5.	Changes In Manufacturing.

12.5.1.
Changes to Energy Product Manufacturing.  EPIR agrees to inform SESI in writing within thirty (30) days of any development that directly affects: (a) the production of a Energy Product, (b) the Product Specifications, or (c) the standard operating procedures used by EPIR in manufacturing the Energy Products.  Through the TDB, SESI and EPIR will review such development or changes in accordance with the quality control procedures set forth in Exhibit F.  Any necessary changes to the Product Specifications or standard operating procedures will be issued by the TDB.

12.5.2.
Product-Specific Changes. If facility, equipment, process or system changes are required by EPIR, and such changes apply primarily to the production and supply of a Energy Product then EPIR shall allow SESI to review such requirements and changes at least ninety (90) days in advance so that SESI can make any necessary adjustments to its manufacturing processes that include the specific Energy Product in one or more SESI Products.

ARTICLE 13.	TRADEMARKS

13.1.	All trademarks owned by EPIR (“EPIR Trademarks”) are the sole and exclusive property of EPIR and may not be used by SESI without the prior written consent of EPIR.

13.2.	All trademarks owned by SESI (“SESI Trademarks”) are the sole and exclusive property of SESI and may not be used by EPIR without the prior written consent of SESI.

ARTICLE 14.	REPRESENTATIONS AND WARRANTIES

14.1.
Mutual Representations.  Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid, and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

14.2.
EPIR Warranties.  EPIR represents and warrants that the developed Energy Products shall conform to the Product Specifications, as stated in Exhibit G.  EPIR warrants that performances of its obligation under this Agreement shall not violate any other contract or agreement to which EPIR is a party.  EPIR represents it shall not knowingly utilize information or technology in the development of Developed Products under this Agreement that EPIR knows may infringe upon the legal intellectual property rights of others, including patent rights.  EPIR represents and warrants that it has obtained (or will obtain prior to producing any Energy Product), and will remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the production and wholesale of the Energy Products.  EPIR makes no representation or warranty with respect to the sale, marketing, distribution or use of the Energy Products or the SESI Products or to printed materials specified by SESI or its consignee.  The terms and conditions of the EPIR warranty for the Energy Products purchased by SESI hereunder are set forth within Exhibit G attached hereto and made a part of this Agreement by this reference.

14.3.
Disclaimer Of Warranties.  Except for those representations and warranties set forth in Sections 14.1, 14.2 and Exhibit G of this Agreement, EPIR makes no warranties, written, oral, express or implied, with respect to the New Technologies, Energy Products or EPIR’s research and development obligations under this Agreement, including its capability to develop such New Technologies or Energy Products. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, ARE DISCLAIMED BY EPIR. NO WARRANTIES OF EPIR MAY BE CHANGED UNILATERALLY BY ANY REPRESENTATIVES OF EPIR. SESI accepts Energy Products subject to the terms hereof.

14.4.
SESI Warranties.  SESI warrants that it has the right to give EPIR any information provided by SESI hereunder, and that EPIR has the right to use such information for the production of Energy Products.  SESI warrants that performances of its obligation under this Agreement shall not violate any other contract or agreement to which SESI is a party.  SESI further warrants that it has obtained (or will obtain prior to producing SESI Products), and will remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the marketing, distribution and sale of the Energy Products and the SESI Products.

14.5.
Disclaimer Of Warranties.  Except for those warranties set forth in Section 14.1 and 14.4 of this Agreement, SESI makes no warranties, written, oral, express or implied, with respect to the SESI Products or the sale of the Products.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE DISCLAIMED BY SESI. NO WARRANTIES OF SESI MAY BE UNILATERALLY CHANGED BY ANY REPRESENTATIVES OF SESI.

ARTICLE 15.	LIMITATION OF LIABILITY, WAIVER OF SUBROGATION

15.1.
Limitation Of Liability.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO THE COST OF A RECALL OR LOST PROFITS, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE.  The foregoing limitation of liability shall not apply to limit a Party’s liabilities resulting from its breach of the nondisclosure and publicity provisions of Article 19 or the intellectual property provisions of Article 20.

15.2.
Waiver Of Subrogation.  All EPIR supplied Energy Products, and equipment used by EPIR in the production of Energy Products, (collectively, “EPIR Property”), shall at all times remain the property of EPIR and EPIR assumes the risk of loss for the EPIR Property, until delivery of Energy Products to a common carrier as specified under Section 10.1. EPIR hereby waives any and all rights of recovery against SESI and its affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to EPIR Property to the extent the loss or damage is covered by the insurance described in this Agreement.

ARTICLE 16.	INDEMNIFICATION

16.1.
SESI Indemnification.  SESI shall indemnify, defend and hold harmless EPIR and its affiliates and any of their respective directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “EPIR Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) incurred as a result of any claims, demands, actions or other proceedings by unaffiliated third parties against an EPIR Party (collectively “Claims”), resulting from (a) SESI’s possession, sale, offer for sale, importation, use, storage, promotion, labeling, marketing or distribution of a Product, Energy Product or SESI Product, (b) SESI’s breach of its representations or obligations under this Agreement, (c) the execution, delivery and performance of this Agreement by SESI conflicting with any other agreement of SESI, (d) any claim that the creation, manufacture, use, sale, offer for sale, reproduction, display, importation, marketing or distribution of Energy Products by EPIR in accordance with this Agreement, or by SESI, violates the patent, trademark, copyright or other proprietary rights of any third party, (e) a third party allegation of product liability or personal injury arising from or relating to a failure of the SESI Products, or (f) the execution, delivery and performance of this Agreement by SESI conflicting with any other agreement of SESI, except to the extent any of the foregoing (a) or (d) is caused by the gross negligence or willful misconduct of the EPIR Parties or by the breach by EPIR of its representations or obligations under this Agreement.

16.2.
EPIR Indemnification.  EPIR shall indemnify, defend and hold harmless SESI and its affiliates and any of their respective directors, officers, employees, and agents from and against any and all Claims resulting from (a) the EPIR Parties’ gross negligence or willful misconduct relative to the design, manufacture or storage by EPIR of a Energy Product, (b) any and all Claims resulting from EPIR’s breach of its representations or obligations under this Agreement, or (c) the execution, delivery and performance of this Agreement by EPIR conflicting with any other agreement of EPIR.

16.3.
Indemnitee Obligations.  A party (the “Indemnitee”) which intends to claim indemnification under this Article 16 shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnitee intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its affiliates, and their respective directors, officers, employees, subcontractors and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Article 16. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

ARTICLE 17.	INSURANCE

17.1.
SESI Insurance.  SESI shall procure and maintain, during the Term and for a period one (1) year beyond the end of the Term, Commercial General Liability Insurance, including without limitation, product liability and contractual liability coverage (the “SESI Insurance”). The SESI Insurance shall cover amounts not less than one million dollars ($1,000,000) combined single limit and shall be with a reputable insurance carrier.

17.2.
EPIR Insurance.  EPIR shall procure and maintain, during the Term and for a period of one (1) year beyond the end of the Term, Commercial General Liability Insurance, including without limitation, product liability and contractual liability coverage (the “EPIR Insurance”). The EPIR Insurance shall cover amounts not less than one million dollars ($1,000,000) combined single limit and shall be with a reputable insurance carrier.

ARTICLE 18.	INTELLECTUAL PROPERTY

18.1.
Definition Of Intellectual Property.  For purposes of this Agreement, “Intellectual Property” shall mean any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, and all patents, trademarks, copyrights and other intellectual property rights related thereto.

18.2.
Existing Intellectual Property.  Except as expressly provided in this Agreement or as the Parties may otherwise expressly agree in writing, each party shall continue to own its Intellectual Property existing as of the Effective Date or developed or acquired outside the scope of this Agreement (each Party’s “Separate Intellectual Property”), without conferring any interests therein on the other Party.  Without limiting the generality of the preceding sentence, EPIR and SESI shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable United States and foreign laws, rules and regulations relating to the Separate Intellectual Property.  Neither Party nor any third party shall acquire any right, title or interest in the other Party’s Separate Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

18.3.
Joint Intellectual Property Developed During The Term.  Except as the Parties may otherwise agree in writing, all patents, patent applications, copyrights (whether registered or unregistered), and trademarks (whether registered or unregistered) that are conceived, created or reduced to practice by either Party (or by the Parties together) during the Term and in the course of performing the Parties’ obligations under this Agreement (the “Joint Intellectual Property”) shall be co-owned equally and jointly (50%/50%) by the Parties hereto and, except as expressly limited in this Article 18, each party shall have full rights to freely exploit, transfer, license or encumber its rights in all Joint Intellectual Property.  For the avoidance of doubt, “Joint Intellectual Property” does not include any unpatented know-how or information.

18.4.
Prosecution of Joint Patent Rights.  All patent applications and patents included in the Joint Intellectual Property shall be defined as “Joint Patent Rights”.  SESI shall be responsible for the costs of the mutual patent filings with respect to all Joint Patent Rights.  The decision to file for a patent application that would be a Joint Patent Right shall be agreed upon by the TDB, and the TDB shall select a mutually acceptable patent counsel to file and prosecute such patent applications in the name of both Parties.  The patent counsel shall be deemed to jointly represent EPIR and SESI and shall take direction from the TDB.  If SESI fails to pay the fees and expenses of the selected patent counsel, the parties agree that the patent counsel may withdraw from representation of both parties in matters arising under this Agreement and SESI shall assign to EPIR its entire right, title and interest in and to the Joint Patent Rights.  If SESI desires to abandon a Joint Patent Right, then, at least sixty (60) days prior to such Joint Patent Right becoming abandoned, SESI will assign its entire right, title and interest in such Joint Patent Right to EPIR and EPIR may, at EPIR’s sole discretion and expense, file or continue prosecution or maintenance of such Joint Patent Right.  In either such event, upon request from EPIR, SESI will execute such documents and perform such acts, at EPIR’s expense, as may be reasonably necessary to effect such assignment and permit EPIR to file, prosecute or maintain such Joint Patent Right.

18.5.	Licenses And Transfers Of Joint Intellectual Property.

18.5.1.
During the Term, neither Party shall grant any license to any third party under the Joint Intellectual Property without the prior written consent of the other Party, except that EPIR may grant licenses under the Joint Intellectual Property to a contract manufacturer that manufactures on EPIR’s behalf.

18.5.2.
After the Term, neither Party shall grant any license under any Joint Intellectual Property without the prior written consent of the other Party, except that the Parties may grant licenses under the Joint Intellectual Property to a contract manufacturer that is manufacturing on the Party’s behalf.

18.5.3.
Both during and after the Term, neither Party shall assign its joint interest in any Joint Intellectual Property to any third party without providing the other Party with written notice (the “Assignment Notice”) at least thirty (30) days prior to the proposed date of such proposed assignment, which notice must identify the proposed assignee and the purchase price such assignee proposes to pay for such Joint Intellectual Property(the “Proposed Price”).  Upon receipt of the Assignment Notice, the nonassigning Party shall have the option to purchase the assigning Party’s interest in the Joint Intellectual Property for the Proposed Price, which option the non-assigning party may exercise, within sixty (60) days after receiving the Assignment Notice, by providing the assigning Party with written notice of its desire to exercise the option and paying the Proposed Price.  If the nonassigning Party does not exercise this option within such period, the assigning Party may assign its interest in such Joint Intellectual Property to the third party identified in the Assignment Notice at the Assignment Price or any higher price.  This Section 18.5.3 shall not apply to a proposed assignment of Joint Intellectual Property in connection with a merger, change of control, or sale of substantially all the assets of the Party’s business to which the Joint Intellectual Property relate.

18.6.
Enforcement Of Intellectual Property.  If either Party becomes aware of any infringement of any issued Intellectual Property, such Party will promptly notify the other Party in writing to that effect.  EPIR shall have the first exclusive right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against such third party to enforce such Intellectual Property and to join SESI as a party plaintiff.  If EPIR has not taken any such action or brought such a suit within a period of ninety (90) days after receiving written notice from SESI of such infringement, then SESI shall have the second exclusive right, but not the obligation, to take such action or bring such suit, and to join EPIR as a party plaintiff.  If SESI does not take such action or bring such suit within ninety (90) days after the expiration of such period, then neither Party shall take such action or bring such suit without the written consent of the other party.  The Party taking the enforcement action shall be the “Enforcing Party” and will bear all the expenses of any such suit brought.  The other Party will cooperate with the Enforcement Party in any such suit brought against a third party, and will have the right to consult with the Enforcement Party and to participate in and be represented by independent counsel in such litigation at its own expense.  The Enforcement Party will incur no liability to the other Party as a consequence of such litigation or any unfavorable decision resulting therefrom; provided, however, that the Enforcement Party will not, without the other Party’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts liability to the other Party.  Any recoveries obtained by the Enforcement Party as a result of any proceeding against a third party infringer of Intellectual Property will be allocated as follows:

(i)	Such recovery will first be used to reimburse each Party for all litigation costs in connection with such litigation paid by that Party;

(ii)	EPIR and SESI will share equally any remaining portion of such recovery after payment of the amounts specified in clause (i).

18.7.
Disclaimer.  Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any the other Party’s Intellectual Property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

18.8.
Confidentiality.  The protection of each Party’s Confidential Information is described in Article 19.  Any disclosure of information by one Party to the other under the provisions of Article 19 shall be treated as the disclosing Party’s Confidential Information under this Agreement (subject to the exceptions set forth in the Confidentiality Agreement).  When the TDB decides that a patent application should be prepared and filed, both Parties thereby assent to the inclusion into the specification thereof of any Confidential Information necessary under the United States Patent Law to support the claims of the patent application; to the laid open publication of the patent application, at a time which the TDB in its sole discretion may direct; and to the later disclosure, if any, of such Confidential Information as may be necessary to prosecute the patent application to issuance.

ARTICLE 19.	NONDISCLOSURE AND PUBLICITY

19.1.	Confidentiality.

(a)           It is contemplated that in the course of the performance of this Agreement each Party (the “Disclosing Party”) may, from time to time, disclose Confidential Information to the other Party (the “Receiving Party”).  “Confidential Information” shall be defined as: (a) any information that is specifically related to the New Technologies and Energy Products being developed under this Agreement; (b) any customer data or market related information; (c) any information related to the process of development or manufacture of the New Technologies or Energy Products; (d) any information relative to the Schedule of Payments or to the other terms and conditions of this Agreement; and (e) any information or material that is marked as “Confidential” or “Proprietary”.  In particular, any information disclosed by EPIR to SESI relating to the New Technology or Energy Products shall be treated as EPIR’s Confidential Information.  Any information disclosed by SESI to EPIR relating to SESI Products shall be SESI’s Confidential Information.  Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate:

(i)	was in Receiving Party’s possession prior to disclosure by Disclosing Party hereunder;

(ii)
was generally known, in the trade or business in which it is practiced by Disclosing Party, at the time of disclosure to Receiving Party hereunder, or becomes so generally known after such disclosure, through no act of Receiving Party or its employees, agents or independent contractors; or

(iii)
has come into the possession of Receiving Party from a third party who is not known by Receiving Party to be under any obligation to Disclosing Party to maintain the confidentiality of such information;

(b)           If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(c)           In accordance with the terms and conditions of this Agreement, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.

19.2.
Third Party Disclosure.  Either Party may disclose Confidential Information of the Disclosing Party to those affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Related Parties”), provided, however:

(a)           the disclosing party shall be informed of all Related Parties who have access to the Confidential Information;

(b)           the Related Parties shall be advised that such Confidential Information is confidential and proprietary to the disclosing party and shall require each such Related Party to agree to restrictions and obligations at least as strict as those set forth herein prior to disclosure of any Confidential Information; and

(c)           the Party disclosing the other Party’s Confidential Information to the Related Parties shall diligently enforce any and all confidentiality agreements with Related Parties and shall be responsible and liable for any breach of the confidentiality obligations and restrictions on use set forth herein by any Related Parties.

19.3.
Litigation And Governmental Disclosure.  Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable laws, governmental regulations or court orders, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

19.4.
Limitation Of Disclosure.  The Parties agree that information concerning this Agreement and the transactions contemplated herein shall be considered Confidential Information of both Parties and shall not be disclosed without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may disclose this Agreement (a) as may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission and as authorized in Section 19.3, and (b) to prospective investors and business partners conducting due diligence pursuant to customary confidentiality agreements, the form of which must be agreed to in writing by the Parties prior to any disclosure.

19.5.
Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a party to return a draft of a press release with its proposed amendments or modifications to such press release to the other party within five (5) business days of such party’s receipt of such press release shall be deemed as such party’s approval of such press release as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

ARTICLE 20.	FORCE MAJEURE

20.1.
Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money), to the extent caused by an event outside the affected Party’s reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The Party so affected shall give prompt written notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by EPIR because of force majeure conditions exceeds ninety (90) calendar days, SESI may terminate this Agreement by written notice to EPIR. If the period of nonperformance by SESI because of force majeure conditions exceeds ninety (90) calendar days, EPIR may terminate this Agreement by written notice to SESI.

ARTICLE 21.	MISCELLANEOUS

21.1.
Entire Agreement.  Apart from the “Agreement for a Member of the Board of Scientific Advisors” executed substantially concurrently herewith by SESI and Dr. Sivananthan, this Agreement, as including its Exhibits, supersedes and incorporates all prior and contemporaneous written and oral negotiations and representations of the Parties concerning the subject matter hereof.  This Agreement may not be amended except by a further writing signed by both Parties.

21.2.	No Waiver. The failure of a Party to exercise any right under this Agreement shall not amount to a continuing waiver of such right.

21.3.
Assignment.  This Agreement shall be binding upon the administrators, successors and permitted assigns of the Parties.  A Party may freely assign the rights and duties created by this Agreement as a body to a single successor in interest to the entire business of such Party, which may in turn freely assign all of the rights and duties as a body to a further similar successor in interest.  No other assignment under this Agreement shall be made without the express prior written permission of the nonassigning Party.

21.4.
Governing Law.  This Agreement shall be construed according to the laws of the State of Illinois, other than such laws, rules, regulations and case law which would result in the application of the laws of a jurisdiction other than the State of Illinois.

21.5.	Headings. Headings and subheadings in this Agreement are included solely for convenience of reference and will not affect the interpretation of, or be considered a part of, this Agreement.

21.6.	Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original but all of which will constitute the same instrument.

21.7.
Remedies.  Unless otherwise expressly provided in this Agreement, all remedies hereunder are cumulative and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to preclude the exercise of any other remedy.

21.8.
Notices.  All notices hereunder shall be delivered by facsimile, and by overnight delivery (with signature required) with a reputable overnight delivery service, to the following address of the respective Parties:

Sun Energy Solar, Inc.	EPIR Technologies, Inc.
6408 Parkland Drive, Suite 104	590 Territorial Drive, Unit B
Sarasota, FL 34243	Bolingbrook, IL 60440
Fax #: 941/ 751-3583	Fax #: 630 771 0204
Phone #: 941/ 751-6800	Phone #: 630 771 0203

[Signature page to follow.]

Each Party warrants and represents that the person(s) signing this Agreement below are the authorized representatives of such party with authority to execute this Agreement on behalf of such party.  This Agreement will be effective and come into force on the Effective Date listed above.

SUN ENERGY SOLAR, INC.	EPIR TECHNOLOGIES, INC:

DATE:	DATE:

SIGNATURE: /s/	SIGNATURE: /s/
NAME: CARL SMITH	NAME: SIVALINGAM SIVANANTHAN
TITLE:	TITLE:

WITNESS SIGNATURES:

SIGNATURE OF SESI WITNESS	SIGNATURE OF EPIR WITNESS

PRINTED NAME OF WITNESS	PRINTED NAME OF WITNESS

EXHIBIT A

TECHNOLOGY DEVELOPMENT BOARD

The Technology Development Board (“TDB”) shall consist of four (4)  individuals.  The members of the TDB will be appointed as follows:

1.	Appointed by EPIR (“EPIR Appointed Member”)

2.	Appointed by EPIR (“EPIR Appointed Member”)

3.	Appointed by SESI (“SESI Appointed Member”)

4.	Appointed by SESI (“SESI Appointed Member”)

Either Party may replace either or both members of the TDB that they have appointed.  The TDB may act only by unanimous vote or consent.

The Parties shall co-develop a Technology Development Board Agreement (“the TDB Agreement”) that the sitting members of the TDB must sign prior to formally joining the TDB.  The TDB Agreement shall be included as an addendum to this agreement upon its finalization.

The duties of the TDB shall include:

(a) define the New Technologies and Energy Products that are to be developed and commercialized under this Agreement.

(b) establish Product Specifications, including initial target production cost, for each Energy Product, and appropriate timelines for the development, manufacture and subsequent sale of such SESI Product or Energy Product.

(c) for each Energy Product, establish and define quality control, quality standards and standard operating procedures.

(d) modify, as the TDB deems necessary or desirable, the Product Specifications and/or standard operating procedures for any and all Energy Products manufactured hereunder.

(e) decide, for any invention conceived of or reduced to practice in the course of carrying out this Agreement, whether patent protection for such invention should be pursued, and if so in which countries or regions such protection should be pursued, or whether such invention should be protected as a trade secret.

(f) direct the prosecution of any and all resulting patent applications, determine which applications or issued patents should be maintained, and determine which applications or issued patents should be abandoned for failure to further prosecute or should be permitted to lapse for failure to pay governmental maintenance fees or annuities.

(g) select and appoint patent counsel to protect the invention(s) considered under (e) and (f).  Selected counsel shall be deemed to have been jointly appointed by EPIR and SESI.

(h) except as provided in section 7.1, endeavor, within commercially reasonable means to ensure that each project authorized by the TDB for undertaking by EPIR is sufficiently funded so that anticipated research expenditures during any six-month period do not exceed the applicable Scheduled Payment previously received by EPIR.  In the event that the TDB determines that EPIR shall undertake projects that will cause EPIR’s aggregate research and development costs to exceed the aggregate Scheduled Payments received by EPIR to date, the TDB shall increase the amount of the Scheduled Payments so as to fully fund the research and development work, and the Parties shall amend Exhibit B to reflect such changes.

(i) establish sales goals for each Energy Product and SESI Product to be marketed by SESI, which shall include sales goals for each [year] for the [three] year period following the introduction of a new SESI Product in the marketplace.

Exhibit A-1

Scheduled Payments

SESI shall make to EPIR the non-refundable payments set forth below.  The Parties understand that the TDB may identify, and EPIR may undertake, research and development of additional New Technologies and Energy Products, which are not listed in Exhibit B hereto, but that additional capital may be required to fund such work.  The Parties further understand that mass producing the Energy Products in quantities sufficient to satisfy SESI’s commercial demand therefor will require funding additional to the payments listed below.

SESI agrees to provide funding to EPIR based upon the following Schedule:

Payment	Date

$200,000	Upon execution of this Agreement
$800,000	The later of December 15, 2007 or within ten (10) days of the issuance by the TDB of a complete Product Specification for at least one Energy Product

$500,000	April 1, 2008
$500,000	October 1, 2008
$500,000	April 1, 2009
$500,000	October 1, 2009
$500,000	April 1, 2010
$500,000	October 1, 2010

$500,000	April 1, 2011
$500,000	October 1, 2011
$500,000	April 1, 2012
$500,000	October 1, 2012
$500,000	April 1, 2013
$500,000	October 1, 2013
$500,000	April 1, 2014
$500,000	October 1, 2014
$500,000	April 1, 2015
$500,000	October 1, 2015
$500,000	April 1, 2016
$500,000	October 1, 2016
$500,000	April 1, 2017
$500,000	October 1, 2017, and each April1 and October 1 of each contract year thereafter (if any).

Exhibit A-2

Company Contacts

EPIR’s Technical Contact:
Printed Name

Telephone Number

Email address

SESI’s Technical Contact:
Printed Name

Telephone Number

Email address

SESI’s Marketing Contact:
Printed Name

Telephone Number

Email address

EXHIBIT B

Technology Development Strategy and Procedure

The “Product List” will be formally identified by the Parties as Energy Products that will be researched and developed under this Agreement.

Initially, the TDB shall produce a “Technology Development Strategy and Roadmap” (TDSR) that identifies key technologies to examine, possible application of the technologies, cost effective manufacturing strategies for Energy Products using the technologies, and concepts for commercialization of the technologies into applications with targeted price points for the systems to be developed.

A key exhibit within the TDSR will be a requirements document that specifies core technologies that will be developed during the Term, strategic sequencing of those technologies, and list of potential products that would be anticipated from the core technologies developed. For example, the development of advanced encapsulates from zinc oxide which enhance the performance of existing PV materials within solar applications would be a candidate for immediate development and commercialization while ongoing efforts for higher efficiency solar materials continue.

It is important that, for each Energy Product, the Product Specifications include, but not be limited to, information specific to New Technology performance criteria, product dimensions, and other pertinent data that will be necessary to develop the New Technology to standards required to sell the SESI Products.  This documentation package must be completed and approved, in writing, by the TDB prior to the payment by SESI of the second Scheduled Payment.  SESI will pay EPIR an initial payment of $200,000 upon execution of this Agreement for the development of the TDSR and for all work associated with the development of the Product Specification for the first Energy Product.

EXHIBIT C

“Minimum Purchase Commitments”

Upon the development of the New Technologies and prior to the mass manufacturing of the Energy Products, EPIR and SESI shall negotiate, in good faith, a fair and reasonable schedule that delineates the quantities of Product that SESI must purchase from EPIR (“Minimum Purchase Commitments”).

The Parties understand and agree that pertinent market data, competitive product analyses, and other relative information must be carefully reviewed in order to make a fair and reasonable determination as to the quantities to be purchased from EPIR by SESI on an annualized basis.  The Parties shall use good faith efforts to develop and agree upon a Minimum Purchase Commitment schedule by the second anniversary of the Effective Date.

EXHIBIT D

“ENERGY PRODUCT PRICING”

EPIR and SESI agree to establish Energy Product Pricing that is favorable to both EPIR and SESI.

Upon completion of development of an Energy Product, EPIR agrees to provide to SESI, in writing, the projected cost of the Energy Product, without markup, at several tiers of mass production.  The projected cost will only include the costs specifically associated with the Energy Product, and will be based upon GAAP.  Annual audits shall be conducted by a SEC certified auditing firm whereby the actual expenses of the Energy Product will be determined.

Market research shall then be completed by a mutually acceptable, independent and expert organization that specializes in establishing price points for such products.  Upon receipt of the suggested price points from this organization, the Parties agree to develop Energy Product Pricing that will be equally beneficial and equally profitable to both EPIR and SESI.

The Parties agree to abide by the recommendations of the abovementioned independent organization as it relates to product pricing.

“SALES PERFORMANCE”

SESI agrees to cause the sale of any and all Energy Products manufactured by EPIR as long as the Energy Products meet or exceeds all of the specifications and parameters set forth by the TDB within the designated timeframe.

Should SESI fail to sell any manufactured Energy Products that meets or exceeds the TDB’s specifications, then EPIR has the right to engage a new sales and marketing firm to distribute the manufactured Energy Products.

EXHIBIT E

“SAMPLE ENERGY PRODUCT PRICE LISTING”

EPIR shall provide a Product Price List to SESI in a format similar to the Sample Price List below:

Part No.	Description	Dimensions	Performance Data	Unit Price
0000001	Solar Enhancement			$x,xxx.xx

EPIR shall provide SESI with any and all Product Specifications for any and all Energy Products.

EXHIBIT F
QUALITY ASSURANCE AND QUALITY CONTROL

a.  EPIR and SESI shall manufacture or cause the Energy Products and SESI Products to be manufactured in accordance with any applicable laws.

b.  If EPIR or SESI obtains information that any of the Energy Products or SESI Products or any portion thereof is alleged or proven not to perform at the levels specified by the TDB within the Product Specifications, then the Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter.

c.  EPIR and SESI shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any SESI Products and Energy Products.

d.  In the event (a) any applicable federal or state regulatory authority should issue a request, directive or order that any of the SESI Products or Energy Products be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) EPIR or SESI determines that any of the Energy Products or SESI Products (respectively) already in commerce present a risk of injury or gross deception or is otherwise defective, and that recall of such SESI Products or Energy Products is appropriate (a “Recall”), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours after becoming aware of the event.  EPIR and SESI shall mutually determine all corrective action to be taken and to implement the Recall.

e.  Product Complaints.  SESI and EPIR shall each record any complaints received with respect to the SESI Products and Energy Products.

EPIR shall promptly provide to SESI written notice of any complaints (and will provide copies of any written complaints) received by EPIR with respect to any Energy Product or SESI Product.

SESI shall promptly provide to EPIR written notice of any complaints (and will provide copies of any written complaints) received by SESI with respect to any Energy Product or SESI Product. SESI shall have responsibility for responding to all complaints, and for promptly providing EPIR with a copy of any responses to complaints, relating to the SESI Products or Energy Products, including but not limited to complaints from competitors regarding promotional activities by SESI. EPIR shall cooperate with SESI to provide any information SESI, in good faith, deems necessary to respond to such complaints. EPIR shall have sole responsibility at its expense for reporting any complaints relating to the Energy Products to any Governmental Authority required, including, but not limited to, complaints relating to the manufacture of the Energy Products as well as any adverse reports.

f.  SESI shall (a) not give any third party purchaser of the SESI Products any guarantee or warranty on behalf of EPIR, (b) follow up and investigate customer and tampering complaints related to the Products, (c) keep EPIR informed, as appropriate, as to the nature, status and resolution of such complaints on a timely basis with sufficient information to EPIR to investigate such complaints, and (d) handle, use and store the Energy Products and SESI Products in compliance with Good Manufacturing Practices and Applicable Laws.

g.  Compliance with Applicable Law. Each Party shall use commercially reasonable efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws, provided, that SESI shall be solely responsible for compliance with those Applicable Laws pertaining to the marketing, promotion, advertisement, sale and distribution of the SESI Products (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the distribution and use of SESI Products) and EPIR shall be solely responsible for compliance with those Applicable Laws pertaining to the manufacturing and supply of the Energy Products (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the manufacture of Energy Products). Without limiting the generality of the foregoing, SESI shall not promote the Energy Products for any representations not contained in the approved Energy Product Specifications or in any manner in conflict with the approved labeling and all Applicable Laws. SESI shall store and distribute the Energy Products and trade forms in compliance with all Applicable Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Applicable Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Laws.

h.  Reasonable Cooperation. EPIR and SESI each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental persons (including, without limitation, all notifications).

i.  Compliance Audits.  (a) From time to time as EPIR may elect during the Term (but no more than once each calendar year), during normal business hours and upon reasonable notice from EPIR (but not less than ten (10) business days’ prior notice), SESI shall permit duly authorized representatives of EPIR to review and inspect, to the extent relevant to SESI’s marketing and distribution of the Products, the premises, facilities, inventories of the SESI Products, records and documentation maintained by SESI for the purpose of determining compliance by SESI with its obligations under this Agreement.  (b) From time to time as SESI may elect during the Term (but no more than once each calendar year), during normal business hours and upon reasonable advance notice from SESI (but not less than ten (10) business days’ notice), EPIR shall permit duly authorized representatives of SESI to review and inspect, on the premises of EPIR or its relevant subcontractors each manufacturing facility for the Energy Products and on the premises of EPIR where such records and inventory are kept, inventory of the Energy Products, manufacturing documentation and EPIR’s quality control records relating to the storage of the Energy Products to ensure compliance with Good Manufacturing Practices, quality control standards and the packaging and labeling for the Energy Products; and with applicable terms of this Agreement pertaining to the use of the SESI Trademarks; provided, however, that except as otherwise provided herein, nothing in the foregoing shall allow or be construed to allow SESI to have access to any confidential manufacturing know-how or trade secrets of EPIR or any records containing or pertaining to the same.

EXHIBIT G
“EPIR WARRANTY OF ENERGY PRODUCTS”

Warranty

EPIR warrants to SESI that the Energy Products will be free from material defects in material and workmanship. A material defect shall exist only if a Energy Product does not meet a Product Specification approved in advance by the TDB.  Subject to the conditions and limitations set forth below, EPIR will, at its option, either repair or replace the defect Energy Product or any part of the defective Energy Product. Repaired or replaced Energy Products will be provided by EPIR to SESI on an exchange basis, and will be either new or refurbished to be functionally equivalent to new.  If EPIR is unable to repair or replace the product, it will refund to SESI the amount paid to EPIR by SESI for that Energy Product.  Repair or replacement of, or refund for, defective Energy Products shall be SESI’s sole and exclusive remedy for violation of this Warranty.

This limited warranty does not cover any damage to a Energy Product which occurs during shipment from EPIR to SESI, or that results from improper installation, accident, abuse, misuse, natural disaster, abnormal mechanical or environmental conditions, or any unauthorized disassembly, repair, or modification. This limited warranty also does not apply to any Energy Product on which the original identification information has been altered, obliterated or removed, has not been handled or packaged correctly, has been sold as second-hand or has been resold contrary to the US export regulations.

This limited warranty covers only repair, replacement or refund for defective Energy Products, as provided above. EPIR is not liable for, and does not cover under warranty, any loss of data or any costs associated with determining the source of system problems or removing, servicing or installing Energy Products.  In the event of a claim, EPIR’s sole obligation shall be replacement of the Product.

Duration of Warranty

Six-Month Warranty:

The Energy Products are covered by this warranty for a period of six months from the date of delivery and acceptance of such Energy Product.

Discontinued Energy Products will not be covered as their warranty has expired.

This limited warranty is non-transferable.

Free Technical Support

EPIR Technical Support can be contacted by calling                                                                                                                                .

Warranty Claim Procedures and Requirements

SESI must notify EPIR within the warranty period to receive a Returned Materials Authorization (“RMA”) number to return or arrange for the return of the defect Energy Product.  SESI may not return or arrange for the return of a Energy Product to EPIR for any reason without EPIR’s RMA.  Once EPIR issues an RMA, EPIR shall accept return of the Energy Product.  SESI shall bear the cost of shipping defective Energy Products back to EPIR.  If the Energy Product returned to EPIR was not, in fact, defective, then SESI shall bear the risk of loss during shipment.

SESI must return the defective Energy Product to EPIR in appropriate secure packaging.  Product identification information must be included (RMA, part number and serial number (if applicable) with a detailed description of the problem).  SESI must also include proof of the date of delivery and acceptance as evidence that the product is within the applicable warranty period.

SESI will return the product directly to the EPIR facility located at the following address:

590 Territorial Drive
Unit B
Bolingbrook, IL 60440

The returned Energy Product will become the property of EPIR.  Except as provided above, repaired or replacement Energy Products will be shipped at EPIR’s expense via UPS Ground.  SESI shall bear the risk of loss during shipment.  Repaired or replacement Energy Products will continue to be covered by this limited warranty.

Disclaimers

THE FOREGOING IS THE COMPLETE WARRANTY FOR THE ENERGY PRODUCTS. EXCEPT AS EXPRESSLY SET FORTH ABOVE, NO OTHER WARRANTIES ARE MADE WITH RESPECT TO THE ENERGY PRODUCTS AND EPIR EXPRESSLY DISCLAIMS ALL WARRANTIES NOT STATED HEREIN, INCLUDING, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY WARRANTY THAT MAY EXIST UNDER NATIONAL, STATE, PROVINCIAL OR LOCAL LAW INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE LIMITED TO THE PERIODS OF TIME SET FORTH ABOVE. SOME STATES OR OTHER JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY LASTS, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU.

THE ENERGY PRODUCTS ARE NOT AUTHORIZED FOR USE AS CRITICAL ENERGY PRODUCTS IN 3RD PARTY EQUIPMENT OR FOR APPLICATIONS IN WHICH THE FAILURE OR MALFUNCTION OF THE ENERGY PRODUCTS WOULD CREATE A SITUATION IN WHICH PERSONAL INJURY OR DEATH IS LIKELY TO OCCUR. EPIR SHALL NOT BE LIABLE FOR THE DEATH OF ANY PERSON OR ANY LOSS, INJURY OR DAMAGE TO PERSONS OR PROPERTY BY USE OF ENERGY PRODUCTS USED IN APPLICATIONS INCLUDING, BUT NOT LIMITED TO, MILITARY OR MILITARY-RELATED EQUIPMENT, TRAFFIC CONTROL EQUIPMENT, DISASTER PREVENTION SYSTEMS AND MEDICAL OR MEDICAL-RELATED EQUIPMENT.

EPIR’S TOTAL LIABILITY UNDER THIS OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, IS LIMITED TO REPAIR, REPLACEMENT OR REFUND. REPAIR, REPLACEMENT OR REFUND ARE THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY OR ANY OTHER LEGAL THEORY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EPIR SHALL NOT BE LIABLE FOR ANY DAMAGES, EXPENSES, LOST DATA, LOST REVENUES, LOST SAVINGS, LOST PROFITS, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE PURCHASE, USE OR INABILITY TO USE THE ENERGY PRODUCT, EVEN IF EPIR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES OR OTHER JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU.

THIS LIMITED WARRANTY PROVIDES SPECIFIC LEGAL RIGHTS, AND SESI MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE OR JURISDICTION TO JURISDICTION.

THIS DISCLAIMER DOES NOT PURPORT TO LIMIT OR EXCLUDE EPIR’S LIABILITY FOR DEATH OR INJURY CAUSED BY ITS NEGLIGENCE OR FOR FRAUDULENT MISREPRESENTATION.